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                                                                       EXHIBIT 5
                                ALSTON & BIRD

                              One Atlantic Center
                            1201 West Peachtree Street
                          Atlanta, Florida 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777 Telex: 54-2996

                             ________________, 1996

Citi-Bancshares, Inc.
801 Broad Street
Leesburg, Florida 37401

Gentlemen:

    This opinion is given in connection with the filing by Citi-Bancshares, Inc., a corporation organized and existing under the laws of the State of Florida ("CBI"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 ("Registration Statement") with respect to the shares of the $.01 par value common stock of CBI ("CBI Common Stock") to be issued in connection with the proposed merger of Citizens First Bancshares, Inc. ("CFB") with and into CBI (the "Merger").

    The Merger is intended to be effected pursuant to an Agreement and Plan of Merger, dated as of October 19, 1995 (the "Merger Agreement"), by and between CBI and CFB, pursuant to which each outstanding share of the $.01 par value common stock of CFB ("CFB Common Stock") (excluding shares held by CFB or any of its subsidiaries or by CBI or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters rights) will be converted into and exchanged for solely the right to receive that number of shares of CBI Common Stock equal to 425,000 divided by the number of shares of CFB Common Stock issued and outstanding on the effective date of the Merger.

    In rendering this opinion, we have examined such corporate records and documents, including the Merger Agreement, as we have deemed relevant and necessary as the basis for the opinion set forth herein.

    Based upon the foregoing, it is our opinion that the shares of CBI Common Stock included in the Registration Statement have been duly authorized by all requisite actions on the part of CBI and, upon consummation of the Merger, such shares, when issued to the holders of CFB Common Stock in connection with the Merger as provided in the Merger Agreement, will be validly issued, fully paid, and non-assessable under the Florida General Corporation Law.

    We hereby consent to the use of the opinions included as Exhibits 5 and 8 of this Registration Statement and to the reference made to the firm under the caption Legal Matters in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                        Sincerely yours,

                                        ALSTON & BIRD


                                        By:
                                             -------------------------------
                                               Ralph F. MacDonald III